Exhibit 99.1

Media		Investors
Janis Smith	Julia Tunis Bernard	Bob Strickland	Jim Rowe
415-396-7711	415-222-3858	415-396-0523	415-396-8216
Wednesday, April 22, 2009
WELLS FARGO EARNS RECORD $3.05 BILLION, $0.56 EPS
Strong momentum across diversified businesses
•	Record profits reflected business momentum across the newly combined Wells Fargo-Wachovia
•	Record Wells Fargo net income of $3.05 billion

•	Record net income applicable to common stock of $2.38 billion

•	Earnings per common share of $0.56, after merger-related and restructuring expense of $206 million ($0.03 per common share) and $1.3 billion credit reserve build ($0.19 per common share)

•	Preferred dividends of $661 million included $372 million paid to U.S. taxpayers on the U.S. Treasury’s Capital Purchase Program investment

•	Record pre-tax pre-provision profit of $9.2 billion
•	Revenue of $21.0 billion reflected growth in both net interest income and fee income resulting from diversified business model
•	Record legacy Wells Fargo revenue of $12.3 billion, up 16 percent from prior year

•	Best mortgage origination quarter since 2003

•	Net interest margin of 4.16 percent, highest among large bank peers

•	Total core deposits of $756.2 billion at March 31, 2009, up 6 percent (annualized) from $745.4 billion at December 31, 2008, despite maturity of $34 billion of higher-rate Wachovia certificates of deposit (CDs)

•	Consumer checking and savings deposits up 31 percent (annualized) from December 31, 2008
•	Significant credit extended to U.S. taxpayers
•	$175 billion in loan commitments, mortgage originations and mortgage securities purchases

•	$190 billion in mortgage applications, including record $83 billion in applications in March

•	$101 billion in mortgage originations, helping over 450,000 homeowners purchase a home or refinance

•	More than $225 billion of credit extended to U.S. taxpayers since last October, nine times the amount received from U.S. taxpayers through the U.S. Treasury’s Capital Purchase Program investment
•	Wachovia merger on track and profit contribution exceeded expectations in first quarter
•	41 percent of combined revenue from Wachovia

•	Loan, deposit and business activity has resumed and customers have returned

•	Reconfirmed $5 billion of expected annual merger-related savings, which will begin emerging in second quarter and are expected to be fully realized when the integration is completed

•	Purchase accounting adjustments overall remain in line with December 31, 2008, marks
•	Strengthened capital position
•	Tangible common equity (TCE) of $41.1 billion at quarter end, an increase of $4.5 billion to TCE during the quarter (see page 24)

•	TCE ratio of 3.28 percent, up from 2.86 percent at December 31, 2008 (see page 24)

•	TCE of 3.83 percent of estimated risk-weighted assets (see page 24)

•	Tier 1 capital of $88.9 billion, Tier 1 capital ratio of 8.28 percent, up from 7.84 percent at December 31, 2008

•	The $40 billion of SOP 03-3 nonaccretable difference (credit write-downs) from the Wachovia acquisition is the equivalent of approximately 190 basis points of additional TCE
•	Balance sheet well-positioned for economic environment
•	Allowance for credit losses of $22.8 billion; at March 31, 2009, allowance adequate to cover expected consumer losses for at least the next 12 months and to provide approximately 24 months of anticipated commercial loss coverage

•	Allowance for credit losses covers 2.7 percent of total loans, 2.9 percent of non-SOP 03-3 loans, and 2.2 times nonperforming loans

•	Reduced risk in balance sheet and future earnings stream through write-downs already taken at December 31, 2008, on Wachovia’s higher-risk loan and securities portfolios; combined nonperforming loans were 1.25 percent of total loans at March 31, 2009, lowest ratio among large bank peers

•	Securities portfolio written down by $516 million of other-than-temporary impairment

•	Reduced the ratio of capitalized mortgage servicing rights (MSRs) to owned servicing to 74 basis points; lowest ratio since 2003

•	Higher-risk loan portfolios reduced by $4.5 billion (indirect home equity, Pick-a-Pay and indirect auto at legacy Wells Fargo) and Trading Assets reduced by $8.4 billion

SAN FRANCISCO — Wells Fargo & Company (NYSE:WFC) reported diluted earnings per common share of $0.56 for first quarter 2009. Wells Fargo net income was a record $3.05 billion. “The best way to generate capital is to earn it,” said President and CEO John Stumpf. “This has long been the hallmark of our company and we’re now seeing the initial signs of the earnings and capital-generating power of the combined Wells Fargo-Wachovia in our first quarter together, serving one of every three U.S. households. We’re also seeing the benefits of our actions to reduce the risk in the Wachovia portfolio at the close of the merger through write-downs and credit reserve builds. Our talented team has built solid momentum for 2009. We are open for business and we’re gaining wallet share and market share, as we’ve always done in economically challenging times, because we make fewer mistakes than our competitors in the so-called ‘good times’ and have fewer problems to fix. The last six months we’ve extended more than $225 billion in credit to U.S. taxpayers, nine times the amount U.S. taxpayers invested in our company through the U.S. Treasury. We now service one of every six mortgages in the U.S., up from one in eight last year. This quarter, Wells Fargo helped almost a half million U.S. homeowners buy a home or lower their monthly payments through refinancing — an 84 percent increase in homeowners we helped compared with the previous quarter. We also delivered 158,000 solutions to homeowners to help them remain in their homes. The integration of Wachovia into Wells Fargo is on track and we expect to begin, as scheduled, the first phase of state-by-state banking conversions later this year.”
Financial Performance
“First quarter results, including a record pre-tax pre-provision profit of $9.2 billion, were largely driven by growth in many of our diversified businesses and the new contribution to growth now coming from Wachovia. Results also reflected lower net charge-offs partly because Wachovia’s higher-risk loan portfolios already were written down at December 31, 2008, leaving the remainder of Wachovia’s loan portfolios with naturally lower loss content,” said Chief Financial Officer Howard Atkins. “Our net interest margin of 4.16 percent was the highest among our large bank peers. We again had above-peer growth in deposits. Average consumer checking accounts rose a net 6.8 percent at legacy Wells Fargo year over year. Checking and savings deposits were up 31 percent on an annualized linked-quarter basis. Actions we took over the past two years to shrink or exit certain indirect lending businesses and more recently to write down higher-risk loan and securities portfolios have significantly reduced asset risk and should continue to help moderate credit losses if the economy continues to deteriorate.”
Revenue
Revenue of $21.0 billion included another quarter of record, double-digit revenue growth at legacy Wells Fargo, up 16 percent year over year, as well as a strong contribution from Wachovia, which generated 41 percent of the Company’s combined revenue. “This quarter’s revenue growth reflected the traditional revenue-generating capacity of Wells Fargo’s diversified business model, which has produced revenue growth in all economic environments,” said Atkins. “As we’ve said before, money never declines. It just moves due to economic cycles and our customers’ life cycles. Our diversified portfolio of businesses and cross-selling prowess allow us to satisfy our customers’ financial needs throughout these cycles. Wells Fargo has had double-digit revenue growth in eight of the past 12 quarters. As demonstrated this quarter, the Wachovia merger brings even greater scope and diversification to our revenue growth by applying the Wells Fargo revenue engine to almost twice as many customers, extending our Community Banking network across the United States, while expanding our capabilities in businesses such as retail brokerage, wealth management, asset management and customer-centric investment banking for corporate and commercial relationships.”
Revenue

	Quarter ended March 31, 2009
	Legacy
(in millions)	Wells Fargo (1)	Wachovia	Consolidated

Net interest income	$6,823	$4,553	$11,376

Noninterest income
Service charges on deposit accounts	767	627	1,394
Trust and investment fees	612	1,603	2,215
Card fees	585	268	853
Other fees	572	329	901
Mortgage banking	2,442	62	2,504
Insurance	497	84	581
Net gains from trading activities	190	597	787
Net gains (losses) on debt securities available for sale	(170)	51	(119)
Net gains (losses) from equity investments	(223)	66	(157)
Other	205	477	682

Total noninterest income	5,477	4,164	9,641

Total revenue	$12,300	$8,717	$21,017

(1)	Includes Wells Fargo parent company funding and investing activities.
Net Interest Income
Net interest income of $11.4 billion reflected a strong combined net interest margin on average earning assets of $1.1 trillion. “At 4.16 percent, the net interest margin of the combined Company remained the best among our large bank peers, in part due to continued growth in core deposits, deposit pricing discipline and an increase in the mortgage warehouse due to higher originations,” said Atkins. Legacy Wells Fargo net interest income of $6.8 billion rose $1.1 billion, or 18 percent, from a year ago largely reflecting growth in loans and other earning assets.
Loans
Total loans were $843.6 billion at March 31, 2009, compared with $864.8 billion at December 31, 2008. “Total loans included $119.4 billion of consumer loans at quarter end, and $123.8 billion at year end, in portfolios that the Company exited or will continue to run-off, such as indirect auto and indirect home equity at legacy Wells Fargo, and the Wachovia Pick-a-Pay portfolio,” said Atkins. Apart from these liquidating portfolios, total loans were down $16.8 billion, largely the result of seasonality, reduced consumer spending, attrition in the mortgage and home equity portfolios as customers take advantage of low first mortgage rates, movement into the commercial paper and bond markets, and efforts by some commercial borrowers to de-leverage their businesses. However, the attrition in mortgages held for investment was more than offset by an increase in our mortgage loans held for sale resulting from our strong originations this quarter.
Deposits
Total core deposits were $756.2 billion at March 31, 2009, up $10.8 billion from December 31, 2008. $33.6 billion of high-rate CDs at legacy Wachovia matured in the quarter, including $13.2 billion from CD-only households. “Higher-rate CDs are rolling off and we are successfully retaining many of these deposits at today’s lower rates,” said Atkins. The combination of noninterest-bearing and interest-bearing transaction and savings deposits increased 31 percent (annualized) to $570.7 billion at March 31, 2009, from $529.9 billion at December 31, 2008. Mortgage escrow deposits were $26.0 billion at March 31, 2009, compared with $16.5 billion at year end. Average consumer checking accounts at legacy Wells Fargo grew a net 6.8 percent from first quarter 2008. “Deposit performance continued to benefit from deeper market penetration, flight to quality and mortgage escrow activity,” said Atkins.
Noninterest Income
Noninterest income reached $9.6 billion, driven by continued success in satisfying customers’ financial needs and the combined Company’s expanded breadth of products and services. Noninterest income included:
•	Mortgage banking fees of $2.5 billion:
•	$1.6 billion in revenue from mortgage loan originations/sales activities on $101 billion in new originations, including a reduction to revenue of $138 million to increase the mortgage repurchase reserve and net write-down of the mortgage warehouse for spread and other liquidity-related valuation adjustments

•	Unclosed application pipeline of $100 billion at quarter end, up 41 percent from prior quarter, indicates solid origination momentum coming into the second quarter

•	$875 million MSRs mark to market, net of hedge results, reflecting a $2.8 billion reduction in the fair value of the MSRs offset by a $3.7 billion hedge gain, with the net difference largely due to hedge carry income due to low short-term interest rates, which are likely to continue
•	MSRs as a percent of loans serviced for others declined to 0.74 percent, the lowest level since the last big refinance wave in mid-2003
•	Trust and investment fees of $2.2 billion reflected solid results in retail brokerage commissions, managed account fees and asset management fees
•	Approximately 11 percent of the Company’s total revenue in the quarter was from trust and investment fees, compared with 5 percent for legacy Wells Fargo, an example of how the Wachovia merger has further diversified Wells Fargo’s revenue sources in non-capital intensive businesses

•	Service charges on deposit accounts of $1.4 billion reflected continued growth in checking accounts and the effect of higher average checking account balances

•	Card and other fees totaling $1.8 billion included the effects of seasonally lower purchase volume

•	Trading revenue of $787 million; approximately two-thirds from customer business, including revenue earned on sales of foreign exchange and interest rate products and services
•	Trading results included only $18 million of gain from the application of FSP FAS 157-4
•	$516 million write-down through earnings for other-than-temporary impairment on debt and equity securities, with an additional $334 million pre-tax of non-credit-related impairment on debt securities charged directly to equity through other comprehensive income from the application of FSP FAS 115-2 and FAS 124-2
The net unrealized loss on securities available for sale declined to $4.7 billion at March 31, 2009, from $9.9 billion at December 31, 2008. Approximately $850 million of the improvement was due to declining interest rates and narrower credit spreads. The remainder was due to the early adoption of FAS FSP 157-4, which clarified the use of trading prices in determining fair value for distressed securities in illiquid markets, thus moderating the need to use excessively distressed prices in valuing these securities in illiquid markets as we had done in prior periods.
Noninterest Expense
Noninterest expense was $11.8 billion reflecting the expanded geographic platform and capabilities in businesses such as retail brokerage, asset management and investment banking, which, like mortgage banking, typically include higher revenue-based incentive expense than the more traditional banking businesses. FDIC and other deposit assessments totaled $338 million compared with $8 million in first quarter 2008 for legacy Wells Fargo. Noninterest expense included $122 million of additional insurance reserve at the Company’s captive mortgage reinsurance operation and $206 million of merger-related costs. “We still expect to generate $5 billion of annual merger-related expense savings, which will begin to emerge in the second quarter and are expected to be fully realized upon completion of the integration,” said Atkins. “After refining our initial models, we now expect total integration expense to be less than $7.9 billion and to be spread over the integration period rather than all by year-end 2009. We also expect recently announced efficiency initiatives to lower expenses over the remainder of 2009.” The efficiency ratio was 56 percent.

Credit Quality
SOP 03-3 Purchase Accounting Update 1
Wells Fargo’s reported first quarter 2009 credit quality metrics were affected by the Wachovia merger and particularly by the purchase accounting adjustments recorded when the merger was completed on December 31, 2008. “At that time, we evaluated Wachovia’s higher-risk loan portfolios to identify loans with evidence of credit deterioration and provide an estimate of loss potential,” said Chief Credit Officer Mike Loughlin. “These loss estimates were then used to assess the value of the loan portfolio as part of the purchase accounting process and certain loans were written down for the expected life-of-loan losses inherent in the portfolios. As expected, these estimates were updated during the first quarter to reflect additional available data relating to the Wachovia portfolio as of year end.” A total of $40 billion of credit write-downs have already been taken through purchase accounting adjustments. We have now evaluated Wachovia’s high-risk loan portfolios multiple times since the merger was announced and loss estimates remain within our initial expectations. As a result of having already written down Wachovia’s higher-risk portfolios for their expected losses, the remaining portfolio will have lower loss rates because of its reduced loss content. As a result, Wachovia’s total net charge-offs in first quarter were only $371 million. While the remaining Wachovia portfolios have significantly lower probability of default than the portfolio that has already been written down, losses in the remaining lower-risk portfolios are likely to grow as the defaults in these lower-risk portfolios actually occur. Since the allowance covers all consumer losses for the next 12 months as well as any commercial losses for at least 24 months, the potential losses in Wachovia’s lower-risk portfolio, as well as any increase for the legacy Wells Fargo loan portfolio, are reflected in the $23 billion allowance for credit losses, including the $1.3 billion credit reserve build this quarter.
“Purchase accounting also significantly reduced Wachovia’s nonaccrual loans at year end since we believe the remaining balance of these loans after write-down is fully collectible. As a result, despite the fact that the remaining Wachovia portfolio has relatively lower risk, even modest increases in new nonaccrual loans will appear as higher percentage increases from this low base until the remaining portfolios season.”

[1]	See explanation on page 33 of the accounting for credit-impaired loans acquired from Wachovia accounted for under SOP 03-3, and the impact on selected financial ratios.

Net Loan Charge-Offs

							Quarter ended
	Quarter ended March 31, 2009						December 31, 2008
	Legacy Wells Fargo		Wachovia		Consolidated		Legacy Wells Fargo
		As a		As a		As a		As a
		% of		% of		% of		% of
	Net loan	average	Net loan	average	Net loan	average	Net loan	average
($ in millions)	charge-offs	loans	charge-offs	loans	charge-offs	loans	charge-offs	loans

Commercial and commercial real estate:
Commercial	$530	2.01%	$26	0.12%	$556	1.15%	$732	2.71%
Other real estate mortgage	20	0.17	1	0.01	21	0.08	9	0.09
Real estate construction	101	2.10	2	0.04	103	1.21	84	1.67
Lease financing	16	0.87	1	0.02	17	0.43	17	0.90

Total commercial and commercial real estate	667	1.48	30	0.07	697	0.80	842	1.86

Consumer:
Real estate 1-4 family first mortgage	310	1.56	81	0.20	391	0.65	193	0.98
Real estate 1-4 family junior lien mortgage	801	4.31	46	0.53	847	3.12	702	3.68
Credit card	534	10.36	48	8.13	582	10.13	451	8.69
Other revolving credit and installment	530	4.37	166	1.55	696	3.05	565	4.29

Total consumer	2,175	3.90	341	0.56	2,516	2.16	1,911	3.35

Foreign	45	3.13	—	—	45	0.56	51	3.14

Total	$2,887	2.82	$371	0.34	$3,258	1.54	$2,804	2.69

First quarter net charge-offs for the combined Company were $3.3 billion, or 1.54 percent of average loans, including $371 million in the Wachovia portfolio. Legacy Wells Fargo charge-offs were $2.9 billion compared with $2.8 billion in fourth quarter 2008. Commercial and commercial real estate losses remained at relatively low levels reflecting the historically disciplined underwriting standards applied by Wells Fargo and the customer-relationship focus in this portfolio. Losses in residential real estate and credit cards rose modestly in the quarter, in line with expectations, while other credit losses, principally indirect auto, declined due to seasonality and our risk reduction actions in indirect auto over the last two years.
“As long as the U.S. economy remains weak, losses on the combined portfolio will increase,” said Loughlin. “Over the last two years, we have taken and will continue to take actions to enable the Company to navigate through this down cycle. In addition to the significant write-downs taken to reduce risk in the Wachovia portfolio at close, we ceased originations in and are liquidating certain higher-risk, lower-return portfolios, such as Pick-a-Pay and legacy Wells Fargo indirect auto and liquidating broker-originated home equity portfolios. In addition, during the first quarter, we successfully incorporated Wells Fargo’s risk policies and procedures into Wachovia, which is essential to our ability to properly manage risk. We believe these risk reduction actions better position us for the expected continued credit deterioration and economic headwinds.”

Net charge-offs in the 1-4 family first mortgage portfolio totaled $391 million. These results included $310 million from legacy Wells Fargo, which increased $117 million linked quarter. “Our relatively high-quality 1-4 family first mortgage portfolio continued to reflect relatively low loss rates although, until housing prices fully stabilize, these credit results will continue to deteriorate,” said Loughlin. Credit card charge-offs increased $131 million linked quarter to $582 million, including $48 million relating to the $2.4 billion Wachovia portfolio. “We continued to see increases in delinquency and loss levels in the consumer unsecured loan portfolios as a result of higher unemployment.” Losses in the auto portfolio decreased $47 million from fourth quarter 2008 reflecting improvements from seasonality and portfolio balance reduction over the past several quarters.
Net charge-offs in the real estate 1-4 family junior lien portfolio of $847 million included $801 million in the legacy Wells Fargo portfolio, which increased $99 million from fourth quarter 2008 as residential real estate values continued to be depressed. “These results aren’t solely because of declining home values,” said Loughlin. “As more customers seek to modify their first mortgages, there may be an adverse effect on the credit performance of junior lien holders behind these modifications.” More information about the Home Equity portfolio is available on page 34.
Commercial and commercial real estate net charge-offs of $697 million included $667 million from the legacy Wells Fargo portfolio, down $175 million from $842 million in fourth quarter 2008, which included $294 million related to the customers of the Madoff investment firm. The linked-quarter trends also reflected a $100 million increase in losses in our Business Direct portfolio while other commercial losses declined and remained at relatively low levels. “Wholesale credit results continued to deteriorate,” said Loughlin. “Commercial lending requests slowed during the quarter as borrowers reduced their receivable and inventory levels to conserve cash.”

Nonaccrual Loans and Other Nonperforming Assets

	March 31, 2009						December 31, 2008
		As a %		As a %		As a %		As a %
	Legacy	of total		of total		of total		of total
($ in millions)	Wells Fargo	loans	Wachovia	loans	Consolidated	loans	Consolidated (1)	loans
Commercial and commercial real estate:
Commercial	$1,611	1.54%	$85	0.10%	$1,696	0.88%	$1,253	0.62%
Other real estate mortgage	949	1.92	375	0.68	1,324	1.26	594	0.58
Real estate construction	1,200	6.31	171	1.15	1,371	4.04	989	2.85
Lease financing	100	1.32	14	0.19	114	0.77	92	0.58

Total commercial and commercial real estate	3,860	2.13	645	0.39	4,505	1.30	2,928	0.82
Consumer:
Real estate 1-4 family first mortgage	3,420	4.22	798	0.49	4,218	1.74	2,648	1.07
Real estate 1-4 family junior lien mortgage	1,259	1.69	159	0.45	1,418	1.29	894	0.81
Other revolving credit and installment	291	0.61	9	0.02	300	0.33	273	0.29

Total consumer	4,970	2.22	966	0.40	5,936	1.27	3,815	0.80
Foreign	59	1.06	16	0.06	75	0.24	57	0.17

Total nonaccrual loans	8,889	2.17	1,627	0.38	10,516	1.25	6,800	0.79

Foreclosed assets:
GNMA loans	768		—		768		667
All other	653		641		1,294		1,526

Total foreclosed assets	1,421		641		2,062		2,193

Real estate and other nonaccrual investments	34		—		34		16

Total nonaccrual loans and other nonperforming assets	$10,344	2.52	$2,268	0.52	$12,612	1.50	$9,009	1.04

(1)	Includes Wachovia commercial and commercial real estate, and consumer nonaccrual loans and foreclosed assets of $15 million, $82 million and $885 million, respectively.
Total nonperforming assets were $12.6 billion (1.50 percent of total loans) at March 31, 2009, and included $10.5 billion of nonperforming loans and $2.1 billion of foreclosed assets and repossessed real estate and vehicles. Nonperforming loans increased $3.7 billion, or 44 basis points as a percentage of loan balances, from December 31, 2008, with increases in both the commercial and retail segments. The increase included $1.5 billion relating to Wachovia, which grew from a relatively low $97 million at year end as virtually all of the associated nonaccrual loans were no longer considered nonaccrual after applying required purchase accounting. The vast majority of nonperforming loans are secured. The increases in nonperforming loans were concentrated in portfolios secured by residential real estate or with borrowers dependent on the housing industry.
“We expect nonperforming asset balances to continue to grow, reflecting an environment where retaining these assets is the most viable economic option, as well as our efforts to modify more mortgage loans to reduce foreclosures and keep customers in their homes,” said Loughlin. “We remain focused on proactively identifying problem credits, moving them to nonperforming status and recording the loss content in a timely manner. We’ve increased and will continue to increase staffing in our workout and collection organizations to ensure these troubled borrowers receive the attention and help they need.”

Loans 90 days or more past due and still accruing totaled $15.1 billion, $12.7 billion, and $6.9 billion at March 31, 2009, December 31, 2008, and March 31, 2008, respectively. For the same periods, the totals included $9.5 billion, $8.2 billion and $5.3 billion, respectively, in advances pursuant to the Company’s servicing agreement to GNMA mortgage pools and similar loans whose repayments are insured by the Federal Housing Administration or guaranteed by the Department of Veteran Affairs.
Loans 90 Days or More Past Due and Still Accruing
(Excluding Insured/Guaranteed GNMA and Similar Loans)
Includes Wells Fargo and Wachovia

	March 31,	December 31,
(in millions)	2009	2008

Commercial and commercial real estate:
Commercial	$417	$218
Other real estate mortgage	355	88
Real estate construction	624	232

Total commercial and commercial real estate	1,396	538

Consumer:
Real estate 1-4 family first mortgage	1,688	1,565
Real estate 1-4 family junior lien mortgage	660	590
Credit card	738	687
Other revolving credit and installment	1,105	1,047

Total consumer	4,191	3,889

Foreign	29	34

Total loans	$5,616	$4,461

*	The table above does not include loans acquired from Wachovia accounted for under SOP 03-3 that were contractually 90 days past due and still accruing. These loans have a related nonaccretable difference that will absorb future losses, therefore charge-offs on these loans are not expected to reduce income in future periods to the extent the original estimates maintain their accuracy.
Allowance for Credit Losses 1
(Includes Wells Fargo and, beginning December 31, 2008, Wachovia)
The allowance for credit losses, including the reserve for unfunded commitments, totaled $22.8 billion at March 31, 2009, compared with $21.7 billion at December 31, 2008. First quarter 2009 results included a credit reserve build of $1.3 billion, primarily for higher projected losses in several consumer credit portfolios, increased levels of residential real estate modifications classified as troubled debt restructurings and expected deterioration in the wholesale portfolios and commercial non-SOP 03-3 impaired loans. The allowance coverage to total loans increased to 2.71 percent, or 2.91 percent of loans excluding SOP 03-3 impaired loans, compared with 2.51 percent at December 31, 2008, and covered expected consumer losses for at least the next 12 months and provided approximately 24 months of anticipated commercial loss coverage. “We believe the allowance was adequate for expected losses inherent in the loan portfolio at March 31, 2009, including both performing and nonperforming loans,” said Loughlin.

[1]	See explanation on page 33 of the accounting for credit-impaired loans acquired from Wachovia accounted for under SOP 03-3, and the impact on selected financial ratios.

Capital
Capital ratios increased during the quarter. Tier 1 capital was 8.28 percent. The TCE ratio increased to 3.28 percent of tangible assets, up from 2.86 percent at December 31, 2008. See page 24 for the TCE calculation. TCE to estimated risk-weighted assets rose to 3.83 percent at March 31, 2009.
“We have built reserves for six consecutive quarters, dating back to fourth quarter 2007 when credit deterioration became evident,” said Atkins. “These reserve builds have strengthened the balance sheet and position us for the future. We view a considerable portion of the $23 billion allowance to be essentially like capital since we won’t draw on this reserve until the credit crisis ends and loan losses decline. Current accounting policies will then require us to reduce the allowance, increasing profit and increasing capital ratios at that time.”
Business Segment Performance
Wells Fargo defines its operating segments by product type and customer segment. As a result of the combination of Wells Fargo and Wachovia, management realigned its business segments into the following three lines of business: Community Banking; Wholesale Banking; and Wealth, Brokerage and Retirement Services. The Company revised prior period segment information to reflect this realignment; however, segment information for periods prior to first quarter 2009 does not include Wachovia. Segment net income for each of the three business segments was:

	First Quarter
(in millions)	2009	2008
Community Banking	$1,839	$1,522
Wholesale Banking	1,180	483
Wealth, Brokerage and Retirement Services	259	93
More financial information about the business segments is on page 29.
Community Banking offers a complete line of diversified financial products and services for consumers and small businesses including investment, insurance and trust services in 39 states and D.C., and mortgage and home equity loans in all 50 states and D.C.
Selected Financial Information

	First Quarter
(in millions)	2009	2008
Total revenue	$13,953	$8,200
Provision for credit losses	4,004	1,865
Noninterest expense	7,158	3,905
Segment net income	1,839	1,522
(in billions)
Average loans	552.8	282.7
Average assets	801.3	431.8
Average core deposits	538.0	246.6
Community Banking reported net income of $1.8 billion and pre-tax pre-provision income of $6.8 billion. First quarter results reflected the benefit of the expanded geographic presence and were driven by strength in mortgage banking and record sales in regional banking, partially offset by higher FDIC and other deposit assessments, credit reserve build and net loan charge-offs.
Regional Banking Highlights for Legacy Wells Fargo
•	Record core product solutions (sales) of 6.71 million, up 17 percent from prior year on a comparable basis

•	Record core sales per platform banker FTE (active, full-time equivalent) of 6.20 per day, up from 5.58 in prior year on a comparable basis

•	Record retail bank household cross-sell of 5.81 products per household; 24 percent of retail bank households had 8 or more products, our long-term goal

•	Sales of Wells Fargo Packages® (a checking account and at least three other products) up 31 percent from prior year, purchased by 76 percent of new checking account customers

•	Consumer checking accounts up a net 6.8 percent from prior year

•	Customer loyalty scores up 6 percent and welcoming and wait time scores up 8 percent from prior year (based on customers conducting transactions with tellers)

•	Added 972 platform banker FTEs from prior year through hiring and acquisitions (excluding Wachovia and Century Bancshares)

•	Business Banking
•	Store-based business solutions up 22 percent from prior year

•	Business checking accounts up a net 2.2 percent from prior year

•	Business Banking household cross-sell of 3.66 products per household

•	Sales of Wells Fargo Business Services Packages (business checking account and at least three other business products) up 37 percent from prior year, purchased by a record 56 percent of new business checking account customers
Regional Banking Highlights for Wachovia
•	Consumer checking accounts up a net 5.5 percent from prior year

•	Record customer experience scores, maintained already very high levels
Combined Regional Banking Distribution Metrics
•	Opened 14 banking stores for retail network total of 6,638

•	12,361 ATMs across our network, including 2,208 Envelope-FreeSM webATM machines
Online Banking
•	15.5 million active online customers, including Wachovia

•	3.7 million active Bill Pay customers, including Wachovia

Home Mortgage
•	Mortgage applications of $190 billion, up 64 percent from prior quarter, included record $83 billion applications in March

•	Mortgage application pipeline of $100 billion, up 41 percent from prior quarter

•	Home Mortgage originations of $101 billion, up 102 percent from prior quarter

•	Owned residential mortgage servicing portfolio of $1.6 trillion, up 18 percent from prior year

•	93 of 100 servicing customers were current at quarter end, stable from year end

•	Merger integration proceeding, with Wachovia Retail Home Mortgage consultants (HMCs) already transitioned to Wells Fargo systems and HMCs assigned to partner with each Wachovia store
Wells Fargo Financial
•	Average loans of $65 billion, down 5 percent from prior year

•	Debt consolidation loans of $25 billion, flat from prior year
Wholesale Banking provides financial solutions to businesses across the United States with annual sales generally in excess of $10 million and financial institutions globally. Products include middle market banking, corporate banking, commercial real estate, treasury management, asset-based lending, insurance brokerage, foreign exchange, correspondent banking, trade services, specialized lending, equipment finance, corporate trust, investment banking, capital markets, and asset management.
Selected Financial Information

	First Quarter
(in millions)	2009	2008
Total revenue	$4,907	$2,177
Provision for credit losses	545	161
Noninterest expense	2,531	1,344
Segment net income	1,180	483
(in billions)
Average loans	271.9	100.8
Average assets	400.4	140.0
Average core deposits	138.5	68.2
•	Combination of Wells Fargo and Wachovia creates substantial scale and market penetration in key markets, including #1 in middle-market lending, asset based lending, agriculture lending and multifamily lending, and #2 bank-owned equipment finance company
•	Combined Treasury Management services rank #2 in customer relationships with “Best in Class” products, services and customer experience

•	Expanded capabilities for customers include comprehensive investment banking and capital markets capabilities and a more extensive international services and global correspondent banking network

•	Merger with Wachovia on course — organization is complete, continue to move ahead with business model
Wholesale Banking reported net income of $1.2 billion and pre-tax pre-provision profit of $2.4 billion. First quarter results were driven by the performance of our diverse businesses, such as commercial banking, corporate banking, asset-based lending, international financial services and capital markets and benefitted from an increased level of trading revenue in the quarter.
Wealth, Brokerage and Retirement Services Group provides a full range of financial advisory services to clients using a comprehensive planning approach to meet each client’s needs. The Wealth Management Group provides affluent and high net worth clients with a complete range of wealth management solutions including financial planning, private banking, credit, investment management and trust. Family Office Services meets the unique needs of the ultra high net worth customers. Retail brokerage’s financial advisors serve customers’ advisory, brokerage and financial needs as part of one of the largest full-service brokerage firms in the U.S. The Retirement Group provides retirement services for individual investors and is a national leader in 401(k) and pension record keeping.
Selected Financial Information

	First Quarter
	2009	2008
(in millions)
Total revenue	$2,639	637
Provision for credit losses	25	2
Noninterest expense	2,219	485
Segment net income	259	93
(in billions)
Average loans	46.7	13.7
Average assets	104.0	16.7
Average core deposits	102.6	21.0
Retail Brokerage
•	While equity markets declined 12 percent in the quarter, client assets declined only 5 percent, to $910 billion

•	Strong recruiting of Financial Advisors (FAs) during the quarter, added 183 bringing the total to 15,879; production levels of FAs hired was 70 percent higher than FAs that left the firm

•	Brokerage sweep deposits up 11 percent from year end

•	WellsTrade® net income up 7 percent over last year despite challenging market conditions

•	AG Edwards merger conversion successfully completed
Wealth Management Group
•	Deposits up 22 percent from year end, led by strong growth in the Unlimited NOW account product

•	Private Banking revenue increased $257 million over last year, including 57 percent revenue growth at legacy Wells Fargo driven by strong growth in loans and deposits
Retirement Services
•	$9 billion in IRA inflows

•	Leading retirement record keeper with more than 3.7 million plan participants
Wealth, Brokerage and Retirement Services reported net income of $259 million and pre-tax pre-provision profit of $420 million. First quarter earnings were driven by strong deposit growth in both the brokerage and wealth businesses. Asset-based revenues and brokerage commission income were reduced due to the weak market environment.

Recorded Message
A recorded message reviewing Wells Fargo’s results is available at 5:30 a.m. Pacific Time through April 25, 2009. Dial 866-416-0522 (domestic) or 706-902-3479 (international). No password is required. The call is also available online at wellsfargo.com/invest_relations/earnings.
Cautionary Statement About Forward-Looking Information
In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that this news release contains forward-looking statements about our future financial performance and business. We make forward-looking statements when we use words such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “may,” “can,” “will” or similar expressions. Forward-looking statements in this news release include: we expect $5 billion of annual merger-related savings, which will begin emerging in second quarter 2009 and will be fully realized when the integration is completed; we expect recently announced efficiency initiatives to lower expenses over the remainder of 2009; we expect total integration expense to be less than $7.9 billion and to be spread over the integration period rather than all by year-end 2009; we expect the first phase of state-by-state banking conversions to begin later this year; we expect actions taken in the past two years to shrink or exit certain indirect lending businesses and more recently to write down higher-risk loan and securities portfolios should continue to help moderate credit losses; as a result of having written down Wachovia’s higher-risk portfolios for their expected losses, we expect the remaining portfolio will have lower loss rates because of its reduced loss content; we expect losses in the remaining lower risk Wachovia portfolios are likely to grow as the defaults inherent in the portfolios actually occur; we believe the remaining balance of the Wachovia nonaccrual loans after year-end purchase accounting adjustments is fully collectible; as long as the U.S. economy remains weak, losses on the combined portfolio will increase; until housing prices fully stabilize, credit results in 1-4 family first mortgage portfolio will continue to deteriorate; we expect nonperforming balances to continue to grow; charge-offs on Wachovia loans accounted for under SOP 03-3 are not expected to reduce income in future periods to the extent the original estimates maintain their accuracy; we believe certain risk reduction actions better position us for the expected continued credit deterioration and economic headwinds; we expect deterioration in the wholesale credit portfolios; and we believe the allowance for credit losses was adequate for expected losses inherent in the loan portfolio at March 31, 2009.
Do not unduly rely on forward-looking statements as actual results could differ significantly from expectations. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. Several factors could cause actual results to differ significantly from expectations including: current economic and market conditions; our capital requirements and ability to raise capital on favorable terms; the terms of capital investments or other financial assistance provided by the U.S. government; legislative proposals to allow mortgage cram-downs in bankruptcy or force other loan modifications; our ability to successfully integrate the Wachovia merger and realize the expected cost savings and other benefits; our ability to realize the recently announced efficiency initiatives to lower expenses when and in the amount expected; the adequacy of our allowance for credit losses; recognition of other-than-temporary impairment on securities held in our available-for-sale portfolio; the effect of changes in interest rates on our net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale; hedging gains or losses; disruptions in the capital markets and reduced investor demand for mortgages loans; our ability to sell more products to our customers; the effect of the economic recession on the demand for our products and services; the effect of the fall in stock market prices on fee income from our brokerage, asset and wealth management businesses; our election to provide support to our mutual funds for structured credit products they may hold; changes in the value of our venture capital investments; changes in our accounting policies or in accounting standards or in how accounting standards are to be applied; mergers and acquisitions; federal and state regulations; reputational damage from negative publicity, fines, penalties and other negative consequences from regulatory violations, the loss of checking and saving account deposits to other investments such as the stock market, and fiscal and monetary policies of the Federal Reserve Board. There is no assurance that our allowance for credit losses will be adequate to cover future credit losses, especially if credit markets and unemployment do not stabilize. Increases in loan charge-offs or in the allowance for credit losses and related provision expense could materially adversely affect our financial results and condition. For more information about factors that could cause actual results to differ from our expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2008, including the discussion under “Risk Factors,” as filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov. Any factor described above or in the 2008 Form 10-K could, by itself or together with one or more other factors, adversely affect our financial results and condition.
About Wells Fargo
Wells Fargo & Company is a diversified financial services company with $1.3 trillion in assets, providing banking, insurance, investments, mortgage and consumer finance through more than 10,400 stores, over 12,000 ATMs and the internet (wellsfargo.com) across North America and internationally.
# # #

Wells Fargo & Company and Subsidiaries
FIVE QUARTER SUMMARY FINANCIAL DATA (1) (2)

	Quarter ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
($ in millions, except per share amounts)	2009	2008	2008	2008	2008

For the Quarter
Wells Fargo net income (loss)	$3,045	$(2,734)	$1,637	$1,753	$1,999
Wells Fargo net income (loss) applicable to common stock	2,384	(3,020)	1,637	1,753	1,999
Diluted earnings (loss) per common share	0.56	(0.84)	0.49	0.53	0.60

Profitability ratios (annualized):
Wells Fargo net income (loss) to average assets (ROA)	0.96%	(1.72)%	1.06%	1.19%	1.40%
Net income (loss) to average assets	0.97	(1.72)	1.07	1.20	1.41
Wells Fargo net income (loss) applicable to common stock to average Wells Fargo common stockholders’ equity (ROE)	14.49	(22.32)	13.63	14.58	16.86
Net income (loss) to average total equity	11.97	(15.53)	13.66	14.62	16.93

Efficiency ratio (3)	56.2	61.3	53.0	51.0	51.5

Total revenue	$21,017	$9,477	$10,377	$11,460	$10,563
Pre-tax pre-provision profit (4)	9,199	3,667	4,876	5,615	5,121

Dividends declared per common share	0.34	0.34	0.34	0.31	0.31

Average common shares outstanding	4,247.4	3,582.4	3,316.4	3,309.8	3,302.4
Diluted average common shares outstanding	4,249.3	3,593.6	3,331.0	3,321.4	3,317.9

Average loans	$855,591	$413,940	$404,203	$391,545	$383,919
Average assets	1,289,716	633,223	614,194	594,749	574,994
Average core deposits (5)	753,928	344,957	320,074	318,377	317,278
Average retail core deposits (6)	590,502	243,464	234,140	230,365	228,448

Net interest margin	4.16%	4.90%	4.79%	4.92%	4.69%

At Quarter End
Securities available for sale	$178,468	$151,569	$86,882	$91,331	$81,787
Loans	843,579	864,830	411,049	399,237	386,333
Allowance for loan losses	22,281	21,013	7,865	7,375	5,803
Goodwill	23,825	22,627	13,520	13,191	13,148
Assets	1,285,891	1,309,639	622,361	609,074	595,221
Core deposits (5)	756,183	745,432	334,076	310,410	327,360
Wells Fargo stockholders’ equity	100,295	99,084	46,957	47,964	48,159
Total equity	107,057	102,316	47,259	48,265	48,439

Capital ratios:
Wells Fargo common stockholders’ equity to assets	5.40%	5.21%	7.54%	7.87%	8.09%
Total equity to assets	8.33	7.81	7.59	7.92	8.14
Average Wells Fargo common stockholders’ equity to average assets	5.17	8.50	7.78	8.13	8.29
Average total equity to average assets	8.11	11.09	7.83	8.18	8.34
Risk-based capital (7)
Tier 1 capital	8.28	7.84	8.59	8.24	7.92
Total capital	12.27	11.83	11.51	11.23	11.01
Tier 1 leverage (7)	7.09	14.52	7.54	7.35	7.04

Book value per common share	$16.28	$16.15	$14.14	$14.48	$14.58

Team members (active, full-time equivalent)	272,800	270,800	159,000	160,500	160,900

Common Stock Price
High	$30.47	$38.95	$44.68	$32.40	$34.56
Low	7.80	19.89	20.46	23.46	24.38
Period end	14.24	29.48	37.53	23.75	29.10

(1)	Wells Fargo & Company (Wells Fargo) acquired Wachovia Corporation (Wachovia) on December 31, 2008. Because the acquisition was completed on December 31, 2008, Wachovia’s results are included in the income statement, average balances and related metrics beginning in 2009. Wachovia’s assets and liabilities are included in the consolidated balance sheet beginning on December 31, 2008.

(2)	On January 1, 2009, the Company adopted Statement of Financial Accounting Standards (FAS) 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, on a retrospective basis for disclosure and, accordingly, prior period information reflects the adoption. FAS 160 requires that noncontrolling interests be reported as a component of stockholders’ equity.

(3)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).

(4)	Total revenue less noninterest expense.

(5)	Core deposits are noninterest-bearing deposits, interest-bearing checking, savings certificates, market rate and other savings, and certain foreign deposits (Eurodollar sweep balances).

(6)	Retail core deposits are total core deposits excluding Wholesale Banking core deposits and retail mortgage escrow deposits.

(7)	The March 31, 2009, ratios are preliminary. Because the Wachovia acquisition was completed on December 31, 2008, the Tier 1 leverage ratio at December 31, 2008, which considers period-end Tier 1 capital and quarterly average assets in the computation of the ratio, does not reflect average assets of Wachovia for the full period.

Wells Fargo & Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME

	Quarter ended
	Mar. 31,	Mar. 31,
(in millions, except per share amounts)	2009	2008

INTEREST INCOME
Trading assets	$266	$47
Securities available for sale	2,709	1,132
Mortgages held for sale	415	394
Loans held for sale	67	12
Loans	10,765	7,212
Other interest income	91	52

Total interest income	14,313	8,849

INTEREST EXPENSE
Deposits	999	1,594
Short-term borrowings	123	425
Long-term debt	1,779	1,070
Other interest expense	36	—

Total interest expense	2,937	3,089

NET INTEREST INCOME	11,376	5,760
Provision for credit losses	4,558	2,028

Net interest income after provision for credit losses	6,818	3,732

NONINTEREST INCOME
Service charges on deposit accounts	1,394	748
Trust and investment fees	2,215	763
Card fees	853	558
Other fees	901	499
Mortgage banking	2,504	631
Insurance	581	504
Net gains (losses) on debt securities available for sale (includes impairment losses of $269, consisting of $603 of total other-than-temporary impairment losses, net of $334 recognized in other comprehensive income, for the quarter ended March 31, 2009)	(119)	323
Net gains (losses) from equity investments	(157)	313
Other	1,469	464

Total noninterest income	9,641	4,803

NONINTEREST EXPENSE
Salaries	3,386	1,984
Commission and incentive compensation	1,824	644
Employee benefits	1,284	587
Equipment	687	348
Net occupancy	796	399
Core deposit and other intangibles	647	46
FDIC and other deposit assessments	338	8
Other	2,856	1,426

Total noninterest expense	11,818	5,442

INCOME BEFORE INCOME TAX EXPENSE	4,641	3,093
Income tax expense	1,552	1,074

NET INCOME BEFORE NONCONTROLLING INTERESTS	3,089	2,019
Less: Net income from noncontrolling interests	44	20

WELLS FARGO NET INCOME	$3,045	$1,999

WELLS FARGO NET INCOME APPLICABLE TO COMMON STOCK	$2,384	$1,999

EARNINGS PER COMMON SHARE	$0.56	$0.61

DILUTED EARNINGS PER COMMON SHARE	$0.56	$0.60

DIVIDENDS DECLARED PER COMMON SHARE	$0.34	$0.31

Average common shares outstanding	4,247.4	3,302.4
Diluted average common shares outstanding	4,249.3	3,317.9

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CONSOLIDATED STATEMENT OF INCOME

	Quarter ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(in millions, except per share amounts)	2009	2008	2008	2008	2008

INTEREST INCOME
Trading assets	$266	$51	$41	$38	$47
Securities available for sale	2,709	1,534	1,397	1,224	1,132
Mortgages held for sale	415	362	394	423	394
Loans held for sale	67	14	12	10	12
Loans	10,765	6,726	6,888	6,806	7,212
Other interest income	91	41	42	46	52

Total interest income	14,313	8,728	8,774	8,547	8,849

INTEREST EXPENSE
Deposits	999	845	1,019	1,063	1,594
Short-term borrowings	123	204	492	357	425
Long-term debt	1,779	955	882	849	1,070
Other interest expense	36	—	—	—	—

Total interest expense	2,937	2,004	2,393	2,269	3,089

NET INTEREST INCOME	11,376	6,724	6,381	6,278	5,760
Provision for credit losses	4,558	8,444	2,495	3,012	2,028

Net interest income after provision for credit losses	6,818	(1,720)	3,886	3,266	3,732

NONINTEREST INCOME
Service charges on deposit accounts	1,394	803	839	800	748
Trust and investment fees	2,215	661	738	762	763
Card fees	853	589	601	588	558
Other fees	901	535	552	511	499
Mortgage banking	2,504	(195)	892	1,197	631
Insurance	581	337	439	550	504
Net gains (losses) on debt securities available for sale	(119)	721	84	(91)	323
Net gains (losses) from equity investments	(157)	(608)	(509)	47	313
Other	1,469	(90)	360	818	464

Total noninterest income	9,641	2,753	3,996	5,182	4,803

NONINTEREST EXPENSE
Salaries	3,386	2,168	2,078	2,030	1,984
Commission and incentive compensation	1,824	671	555	806	644
Employee benefits	1,284	338	486	593	587
Equipment	687	402	302	305	348
Net occupancy	796	418	402	400	399
Core deposit and other intangibles	647	47	47	46	46
FDIC and other deposit assessments	338	57	37	18	8
Other	2,856	1,709	1,594	1,647	1,426

Total noninterest expense	11,818	5,810	5,501	5,845	5,442

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	4,641	(4,777)	2,381	2,603	3,093
Income tax expense (benefit)	1,552	(2,036)	730	834	1,074

NET INCOME (LOSS) BEFORE NONCONTROLLING INTERESTS	3,089	(2,741)	1,651	1,769	2,019
Less: Net income (loss) from noncontrolling interests	44	(7)	14	16	20

WELLS FARGO NET INCOME (LOSS)	$3,045	$(2,734)	$1,637	$1,753	$1,999

WELLS FARGO NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$2,384	$(3,020)	$1,637	$1,753	$1,999

EARNINGS (LOSS) PER COMMON SHARE	$0.56	$(0.84)	$0.49	$0.53	$0.61

DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.56	$(0.84)	$0.49	$0.53	$0.60

DIVIDENDS DECLARED PER COMMON SHARE	$0.34	$0.34	$0.34	$0.31	$0.31

Average common shares outstanding	4,247.4	3,582.4	3,316.4	3,309.8	3,302.4
Diluted average common shares outstanding	4,249.3	3,593.6	3,331.0	3,321.4	3,317.9

Wells Fargo & Company and Subsidiaries
CONSOLIDATED BALANCE SHEET

	Mar. 31,	Dec. 31,	Mar. 31,
(in millions, except shares)	2009	2008	2008

ASSETS
Cash and due from banks	$22,186	$23,763	$13,146
Federal funds sold, securities purchased under resale agreements and other short-term investments	18,625	49,433	4,171
Trading assets	46,497	54,884	8,893
Securities available for sale	178,468	151,569	81,787
Mortgages held for sale (includes $35,205, $18,754 and $27,927 carried at fair value)	36,807	20,088	29,708
Loans held for sale (includes $114 carried at fair value at March 31, 2009, and $398 at December 31, 2008)	8,306	6,228	813

Loans	843,579	864,830	386,333
Allowance for loan losses	(22,281)	(21,013)	(5,803)

Net loans	821,298	843,817	380,530

Mortgage servicing rights:
Measured at fair value (residential MSRs)	12,391	14,714	14,956
Amortized	1,257	1,446	455
Premises and equipment, net	11,215	11,269	5,056
Goodwill	23,825	22,627	13,148
Other assets	105,016	109,801	42,558

Total assets	$1,285,891	$1,309,639	$595,221

LIABILITIES
Noninterest-bearing deposits	$166,497	$150,837	$90,793
Interest-bearing deposits	630,772	630,565	267,351

Total deposits	797,269	781,402	358,144
Short-term borrowings	72,084	108,074	53,983
Accrued expenses and other liabilities	58,831	50,689	31,480
Long-term debt	250,650	267,158	103,175

Total liabilities	1,178,834	1,207,323	546,782

EQUITY
Wells Fargo stockholders’ equity:
Preferred stock	31,411	31,332	837
Common stock — $1-2/3 par value, authorized 6,000,000,000 shares; issued 4,363,921,429 shares, 4,363,921,429 shares and 3,472,762,050 shares	7,273	7,273	5,788
Additional paid-in capital	32,414	36,026	8,259
Retained earnings	36,949	36,543	39,896
Cumulative other comprehensive income (loss)	(3,624)	(6,869)	120
Treasury stock — 102,524,177 shares, 135,290,540 shares and 170,411,704 shares	(3,593)	(4,666)	(5,850)
Unearned ESOP shares	(535)	(555)	(891)

Total Wells Fargo stockholders’ equity	100,295	99,084	48,159

Noncontrolling interests	6,762	3,232	280

Total equity	107,057	102,316	48,439

Total liabilities and equity	$1,285,891	$1,309,639	$595,221

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CONSOLIDATED BALANCE SHEET

	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(in millions)	2009	2008	2008	2008	2008

ASSETS
Cash and due from banks	$22,186	$23,763	$12,861	$13,610	$13,146
Federal funds sold, securities purchased under resale agreements and other short-term investments	18,625	49,433	8,093	4,088	4,171
Trading assets	46,497	54,884	9,097	9,681	8,893
Securities available for sale	178,468	151,569	86,882	91,331	81,787
Mortgages held for sale	36,807	20,088	18,739	25,234	29,708
Loans held for sale	8,306	6,228	635	680	813

Loans	843,579	864,830	411,049	399,237	386,333
Allowance for loan losses	(22,281)	(21,013)	(7,865)	(7,375)	(5,803)

Net loans	821,298	843,817	403,184	391,862	380,530

Mortgage servicing rights:
Measured at fair value (residential MSRs)	12,391	14,714	19,184	19,333	14,956
Amortized	1,257	1,446	433	442	455
Premises and equipment, net	11,215	11,269	5,054	5,033	5,056
Goodwill	23,825	22,627	13,520	13,191	13,148
Other assets	105,016	109,801	44,679	34,589	42,558

Total assets	$1,285,891	$1,309,639	$622,361	$609,074	$595,221

LIABILITIES
Noninterest-bearing deposits	$166,497	$150,837	$89,446	$85,062	$90,793
Interest-bearing deposits	630,772	630,565	264,128	254,062	267,351

Total deposits	797,269	781,402	353,574	339,124	358,144
Short-term borrowings	72,084	108,074	85,187	86,139	53,983
Accrued expenses and other liabilities	58,831	50,689	28,991	31,618	31,480
Long-term debt	250,650	267,158	107,350	103,928	103,175

Total liabilities	1,178,834	1,207,323	575,102	560,809	546,782

EQUITY
Wells Fargo stockholders’ equity:
Preferred stock	31,411	31,332	625	723	837
Common stock	7,273	7,273	5,788	5,788	5,788
Additional paid-in capital	32,414	36,026	8,348	8,266	8,259
Retained earnings	36,949	36,543	40,853	40,534	39,896
Cumulative other comprehensive income (loss)	(3,624)	(6,869)	(2,783)	(1,060)	120
Treasury stock	(3,593)	(4,666)	(5,207)	(5,516)	(5,850)
Unearned ESOP shares	(535)	(555)	(667)	(771)	(891)

Total Wells Fargo stockholders’ equity	100,295	99,084	46,957	47,964	48,159

Noncontrolling interests	6,762	3,232	302	301	280

Total equity	107,057	102,316	47,259	48,265	48,439

Total liabilities and equity	$1,285,891	$1,309,639	$622,361	$609,074	$595,221

Wells Fargo & Company and Subsidiaries
FIVE QUARTER AVERAGE BALANCES

	Quarter ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(in millions)	2009	2008	2008	2008	2008

EARNING ASSETS
Federal funds sold, securities purchased under resale agreements and other short-term investments	$24,074	$9,938	$3,463	$3,853	$3,888
Trading assets	22,203	5,004	4,838	4,915	5,129
Debt securities available for sale:
Securities of U.S. Treasury and federal agencies	2,899	1,165	1,141	1,050	975
Securities of U.S. states and political subdivisions	12,213	7,124	7,211	7,038	6,290
Mortgage-backed securities:
Federal agencies	76,545	51,714	50,528	40,630	36,097
Residential and commercial	38,690	18,245	21,358	22,419	20,994

Total mortgage-backed securities	115,235	69,959	71,886	63,049	57,091
Other debt securities (1)	30,080	14,217	12,622	13,600	10,825

Total debt securities available for sale (1)	160,427	92,465	92,860	84,737	75,181
Mortgages held for sale (2)	31,058	23,390	24,990	28,004	26,273
Loans held for sale (2)	7,949	1,287	677	734	647
Loans:
Commercial and commercial real estate:
Commercial	196,923	107,325	100,688	95,263	91,085
Other real estate mortgage	104,271	45,555	43,616	39,977	37,426
Real estate construction	34,493	19,943	19,715	19,213	18,932
Lease financing	15,810	7,397	7,250	7,087	6,825

Total commercial and commercial real estate	351,497	180,220	171,269	161,540	154,268
Consumer:
Real estate 1-4 family first mortgage	245,494	78,251	76,197	73,663	72,308
Real estate 1-4 family junior lien mortgage	110,128	75,838	75,379	75,018	75,263
Credit card	23,295	20,626	19,948	19,037	18,776
Other revolving credit and installment	92,820	52,638	54,104	54,842	55,910

Total consumer	471,737	227,353	225,628	222,560	222,257
Foreign	32,357	6,367	7,306	7,445	7,394

Total loans (2)	855,591	413,940	404,203	391,545	383,919
Other	6,140	1,690	2,126	2,033	1,825

Total earning assets	$1,107,442	$547,714	$533,157	$515,821	$496,862

FUNDING SOURCES
Deposits:
Interest-bearing checking	$80,393	$6,396	$5,483	$5,487	$5,226
Market rate and other savings	313,445	178,301	166,710	161,760	159,865
Savings certificates	170,122	41,189	37,192	37,634	41,915
Other time deposits	25,555	8,128	7,930	5,773	4,763
Deposits in foreign offices	45,896	42,771	49,054	51,884	46,641

Total interest-bearing deposits	635,411	276,785	266,369	262,538	258,410
Short-term borrowings	76,068	60,210	83,458	66,537	52,970
Long-term debt	258,957	104,112	103,745	100,552	100,686
Other liabilities	3,778	—	—	—	—

Total interest-bearing liabilities	974,214	441,107	453,572	429,627	412,066
Portion of noninterest-bearing funding sources	133,228	106,607	79,585	86,194	84,796

Total funding sources	$1,107,442	$547,714	$533,157	$515,821	$496,862

NONINTEREST-EARNING ASSETS
Cash and due from banks	$20,255	$11,155	$11,024	$10,875	$11,648
Goodwill	23,183	13,544	13,531	13,171	13,161
Other	138,836	60,810	56,482	54,882	53,323

Total noninterest-earning assets	$182,274	$85,509	$81,037	$78,928	$78,132

NONINTEREST-BEARING FUNDING SOURCES
Deposits	$160,308	$91,229	$87,095	$88,041	$84,886
Other liabilities	50,566	30,651	25,452	28,434	30,062
Total equity	104,628	70,236	48,075	48,647	47,980
Noninterest-bearing funding sources used to fund earning assets	(133,228)	(106,607)	(79,585)	(86,194)	(84,796)

Net noninterest-bearing funding sources	$182,274	$85,509	$81,037	$78,928	$78,132

TOTAL ASSETS	$1,289,716	$633,223	$614,194	$594,749	$574,994

(1)	Includes certain preferred securities.

(2)	Nonaccrual loans are included in their respective loan categories.

Wells Fargo & Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN TOTAL EQUITY (1)

	Quarter ended March 31,
(in millions)	2009	2008

Balance, beginning of period (2)	$102,316	$47,914
Cumulative effect from adoption of:
EITF 06-4 and 06-10 (3)	—	(20)
FAS 158 change of measurement date (4)	—	(8)
Net income before noncontrolling interests	3,089	2,019
Wells Fargo other comprehensive income (loss), net of tax, related to:
Translation adjustments	(18)	(7)
Investment securities (5):
Unrealized losses related to factors other than credit (2)	(210)	—
All other	3,473	(783)
Derivative instruments and hedging activities	(16)	184
Defined benefit pension plans	69	1
Common stock issued	524	317
Common stock repurchased	(54)	(351)
Preferred stock discount accretion	98	—
Preferred stock released to ESOP	19	134
Common stock dividends	(1,443)	(1,024)
Preferred stock dividends and accretion	(661)	—
Other, net	(129)	63

Balance, end of period	$107,057	$48,439

(1)	On January 1, 2009, the Company adopted FAS 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, on a retrospective basis for disclosure and, accordingly, prior period information reflects the adoption. FAS 160 requires that noncontrolling interests be reported as a component of stockholders’ equity.

(2)	The impact on prior periods of adopting FASB Staff Position (FSP) FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, was to increase the beginning balance of retained earnings and reduce the beginning balance of other comprehensive income by $85 million ($53 million after tax). The unrealized losses in Wells Fargo other comprehensive income in the first quarter of 2009 that related to factors other than credit, where the credit portion was recorded as other-than-temporary impairment in earnings, amounted to $334 million ($210 million after tax).

(3)	Emerging Issues Task Force (EITF) Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements, and Issue No. 06-10, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Collateral Assignment Split-Dollar Life Insurance Arrangements.

(4)	FAS 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R).

(5)	On March 31, 2009, we early adopted FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. This FSP addresses determining fair values for securities in circumstances where the market for such securities is illiquid and transactions involve distressed sales. In such circumstances, the FSP permits use of other inputs in estimating fair value that may include pricing models. As a result of adopting FSP FAS 157-4, we recorded in this quarter a $4.4 billion reduction ($2.8 billion after tax) to our unrealized securities losses in other comprehensive income.
TANGIBLE COMMON EQUITY (1)

		Quarter ended
		Mar. 31,		Dec. 31,
(in billions)		2009		2008

Total equity (see Note (5) on the table above)		$107.1		$102.3
Less: Preferred equity		(30.9)		(30.8)
Goodwill and intangible assets (other than MSRs)	$(38.5)		$(38.1)
Applicable deferred taxes	5.7		5.6

Goodwill and intangible assets, net of deferred taxes		(32.8)		(32.5)
Noncontrolling interests		(2.3)		(2.4)

Tangible common equity (A)		$41.1		$36.6

Total assets		$1,285.9		$1,309.6
Less: Goodwill and intangible assets, net of deferred taxes		(32.8)		(32.5)

Tangible assets (B)		$1,253.1		$1,277.1

Tangible common equity ratio (A)/(B)		3.28%		2.86%

Total risk-weighted assets (2)(C)		$1,074.2		$1,101.3

Tangible common equity to total risk-weighted assets (A)/(C)		3.83%		3.32%

(1)	Tangible common equity, a non-GAAP financial measure, includes total equity, less preferred equity, goodwill and intangible assets (excluding MSRs), net of related deferred taxes, and the portion of noncontrolling interests accounted for under FAS 160 that does not have risk sharing attributes similar to common equity. Management reviews tangible common equity along with other measures of capital as part of its financial analyses and has included this information because of current interest on the part of market participants in tangible common equity as a measure of capital. The methodology of determining tangible common equity may differ among companies.

(2)	Under the regulatory guidelines for risk-based capital, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total risk-weighted assets. The Company’s March 31, 2009, preliminary risk-weighted assets reflect estimated on-balance sheet risk-weighted assets of $890.8 billion and derivative and off-balance sheet risk-weighted assets of $183.4 billion.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER LOANS

	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(in millions)	2009	2008	2008	2008	2008

Commercial and commercial real estate:
Commercial	$191,711	$202,469	$104,281	$99,188	$92,589
Other real estate mortgage	104,934	103,108	44,741	41,753	38,415
Real estate construction	33,912	34,676	19,681	19,528	18,885
Lease financing	14,792	15,829	7,271	7,160	6,885

Total commercial and commercial real estate	345,349	356,082	175,974	167,629	156,774
Consumer:
Real estate 1-4 family first mortgage	242,947	247,894	77,870	74,829	73,321
Real estate 1-4 family junior lien mortgage	109,748	110,164	75,617	75,261	74,840
Credit card	22,815	23,555	20,358	19,429	18,677
Other revolving credit and installment	91,252	93,253	54,327	54,575	55,505

Total consumer	466,762	474,866	228,172	224,094	222,343
Foreign	31,468	33,882	6,903	7,514	7,216

Total loans (net of unearned income) (1)	$843,579	$864,830	$411,049	$399,237	$386,333

(1)	Includes $58.2 billion and $58.8 billion of SOP 03-3 loans at March 31, 2009, and December 31, 2008, respectively. See table on page 33 for detail of SOP 03-3 loans.
FIVE QUARTER NONACCRUAL LOANS AND OTHER NONPERFORMING ASSETS

	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(in millions)	2009	2008	2008	2008	2008

Nonaccrual loans:
Commercial and commercial real estate:
Commercial	$1,696	$1,253	$846	$685	$588
Other real estate mortgage	1,324	594	296	198	152
Real estate construction	1,371	989	736	563	438
Lease financing	114	92	69	59	57

Total commercial and commercial real estate	4,505	2,928	1,947	1,505	1,235
Consumer:
Real estate 1-4 family first mortgage (1)	4,218	2,648	1,975	1,638	1,398
Real estate 1-4 family junior lien mortgage	1,418	894	780	668	381
Other revolving credit and installment	300	273	232	207	196

Total consumer	5,936	3,815	2,987	2,513	1,975
Foreign	75	57	61	55	49

Total nonaccrual loans	10,516	6,800	4,995	4,073	3,259
As a percentage of total loans	1.25%	0.79%	1.22%	1.02%	0.84%

Foreclosed assets:
GNMA loans (2)	768	667	596	535	578
All other	1,294	1,526	644	595	637
Real estate and other nonaccrual investments (3)	34	16	56	24	21

Total nonaccrual loans and other nonperforming assets	$12,612	$9,009	$6,291	$5,227	$4,495

As a percentage of total loans	1.50%	1.04%	1.53%	1.31%	1.16%

(1)	Includes nonaccrual mortgages held for sale.

(2)	Consistent with regulatory reporting requirements, foreclosed real estate securing Government National Mortgage Association (GNMA) loans is classified as nonperforming. Both principal and interest for GNMA loans secured by the foreclosed real estate are collectible because the GNMA loans are insured by the Federal Housing Administration or guaranteed by the Department of Veterans Affairs.

(3)	Includes real estate investments (contingent interest loans accounted for as investments) that would be classified as nonaccrual if these assets were recorded as loans.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CHANGES IN THE ALLOWANCE FOR CREDIT LOSSES

	Quarter ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(in millions)	2009	2008	2008	2008	2008

Balance, beginning of quarter	$21,711	$8,027	$7,517	$6,013	$5,518

Provision for credit losses (1)	4,558	8,444	2,495	3,012	2,028

Loan charge-offs:
Commercial and commercial real estate:
Commercial	(596)	(756)	(305)	(333)	(259)
Other real estate mortgage	(31)	(10)	(9)	(6)	(4)
Real estate construction	(105)	(85)	(36)	(28)	(29)
Lease financing	(20)	(21)	(19)	(13)	(12)

Total commercial and commercial real estate	(752)	(872)	(369)	(380)	(304)
Consumer:
Real estate 1-4 family first mortgage	(424)	(210)	(146)	(103)	(81)
Real estate 1-4 family junior lien mortgage	(873)	(728)	(669)	(352)	(455)
Credit card	(622)	(485)	(396)	(369)	(313)
Other revolving credit and installment	(900)	(683)	(586)	(488)	(543)

Total consumer	(2,819)	(2,106)	(1,797)	(1,312)	(1,392)
Foreign	(54)	(60)	(59)	(58)	(68)

Total loan charge-offs	(3,625)	(3,038)	(2,225)	(1,750)	(1,764)

Loan recoveries:
Commercial and commercial real estate:
Commercial	40	24	27	32	31
Other real estate mortgage	10	1	1	2	1
Real estate construction	2	1	—	1	1
Lease financing	3	4	3	3	3

Total commercial and commercial real estate	55	30	31	38	36
Consumer:
Real estate 1-4 family first mortgage	33	17	7	7	6
Real estate 1-4 family junior lien mortgage	26	26	28	18	17
Credit card	40	34	35	40	38
Other revolving credit and installment	204	118	117	121	125

Total consumer	303	195	187	186	186
Foreign	9	9	12	14	14

Total loan recoveries	367	234	230	238	236

Net loan charge-offs (2)	(3,258)	(2,804)	(1,995)	(1,512)	(1,528)

Allowance related to business combinations/other	(165)	8,044	10	4	(5)

Balance, end of quarter	$22,846	$21,711	$8,027	$7,517	$6,013

Components:
Allowance for loan losses	$22,281	$21,013	$7,865	$7,375	$5,803
Reserve for unfunded credit commitments	565	698	162	142	210

Allowance for credit losses	$22,846	$21,711	$8,027	$7,517	$6,013

Net loan charge-offs (annualized) as a percentage of average total loans (2)	1.54%	2.69%	1.96%	1.55%	1.60%

Allowance for loan losses as a percentage of (3):
Total loans	2.64%	2.43%	1.91%	1.85%	1.50%
Nonaccrual loans	212	309	157	181	178
Nonaccrual loans and other nonperforming assets	177	233	125	141	129

Allowance for credit losses as a percentage of (3):
Total loans	2.71%	2.51%	1.95%	1.88%	1.56%
Nonaccrual loans	217	319	161	185	185
Nonaccrual loans and other nonperforming assets	181	241	128	144	134

(1)	Provision for credit losses for the quarter ended December 31, 2008, included $3.9 billion to conform reserve practices of Wells Fargo and Wachovia.

(2)	Because the Wachovia acquisition was completed on December 31, 2008, charge-offs and recoveries for 2008 include only those of Wells Fargo, and exclude those of Wachovia for that period. For Wachovia loans accounted for under SOP 03-3, loan losses on SOP 03-3 loans in first quarter 2009, are reported as a reduction of the nonaccretable difference rather than as charge-offs. This affects the comparability of certain ratios as described on page 33.

(3)	The allowance for loan losses and the allowance for credit losses do not include any amounts related to loans acquired from Wachovia that are accounted for under SOP 03-3. Loans acquired from Wachovia are included in total loans net of related purchase accounting write-downs. These factors affect the comparability of these ratios for the quarters ended March 31, 2009, and December 31, 2008, to other periods presented as described on page 33.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER NONINTEREST INCOME

	Quarter ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(in millions)	2009	2008	2008	2008	2008

Service charges on deposit accounts	$1,394	$803	$839	$800	$748

Trust and investment fees:
Trust, investment and IRA fees	722	487	549	566	559
Commissions and all other fees	1,493	174	189	196	204

Total trust and investment fees	2,215	661	738	762	763

Card fees	853	589	601	588	558

Other fees:
Cash network fees	58	45	48	47	48
Charges and fees on loans	433	272	266	251	248
All other fees	410	218	238	213	203

Total other fees	901	535	552	511	499

Mortgage banking:
Servicing income, net	843	(40)	525	221	273
Net gains (losses) on mortgage loan origination/sales activities	1,582	(236)	276	876	267
All other	79	81	91	100	91

Total mortgage banking	2,504	(195)	892	1,197	631

Insurance	581	337	439	550	504
Net gains (losses) from trading activities	787	(409)	65	516	103
Net gains (losses) on debt securities available for sale	(119)	721	84	(91)	323
Net gains (losses) from equity investments	(157)	(608)	(509)	47	313
Operating leases	130	62	102	120	143
All other	552	257	193	182	218

Total	$9,641	$2,753	$3,996	$5,182	$4,803

FIVE QUARTER NONINTEREST EXPENSE

	Quarter ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(in millions)	2009	2008	2008	2008	2008

Salaries	$3,386	$2,168	$2,078	$2,030	$1,984
Commission and incentive compensation	1,824	671	555	806	644
Employee benefits	1,284	338	486	593	587
Equipment	687	402	302	305	348
Net occupancy	796	418	402	400	399
Core deposit and other intangibles	647	47	47	46	46
FDIC and other deposit assessments	338	57	37	18	8
Outside professional services	410	258	206	212	171
Insurance	267	214	144	206	161
Postage, stationery and supplies	250	141	136	138	141
Outside data processing	212	127	122	122	109
Travel and entertainment	105	117	113	112	105
Foreclosed assets	248	116	99	92	107
Contract services	216	107	88	104	108
Operating leases	70	81	90	102	116
Advertising and promotion	125	93	96	104	85
Telecommunications	158	83	78	82	78
Operating losses (reduction in losses)	172	96	63	56	(73)
All other	623	276	359	317	318

Total	$11,818	$5,810	$5,501	$5,845	$5,442

Wells Fargo & Company and Subsidiaries
AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)(2)

	Quarter ended March 31,
	2009			2008
			Interest			Interest
	Average	Yields/	income/	Average	Yields/	income/
(in millions)	balance	rates	expense	balance	rates	expense

EARNING ASSETS
Federal funds sold, securities purchased under resale agreements and other short-term investments	$24,074	0.84%	$50	$3,888	3.30%	$32
Trading assets	22,203	4.97	275	5,129	3.73	48
Debt securities available for sale (3):
Securities of U.S. Treasury and federal agencies	2,899	0.93	7	975	3.86	9
Securities of U.S. states and political subdivisions	12,213	6.43	213	6,290	7.43	120
Mortgage-backed securities:
Federal agencies	76,545	5.71	1,068	36,097	6.10	535
Residential and commercial	38,690	8.57	1,017	20,994	6.08	324

Total mortgage-backed securities	115,235	6.82	2,085	57,091	6.09	859
Other debt securities (4)	30,080	6.81	551	10,825	6.93	196

Total debt securities available for sale (4)	160,427	6.69	2,856	75,181	6.30	1,184
Mortgages held for sale (5)	31,058	5.34	415	26,273	6.00	394
Loans held for sale (5)	7,949	3.40	67	647	7.54	12
Loans:
Commercial and commercial real estate:
Commercial	196,923	3.87	1,884	91,085	6.92	1,569
Other real estate mortgage	104,271	3.47	894	37,426	6.44	600
Real estate construction	34,493	3.03	258	18,932	6.06	285
Lease financing	15,810	8.77	347	6,825	5.77	98

Total commercial and commercial real estate	351,497	3.89	3,383	154,268	6.65	2,552
Consumer:
Real estate 1-4 family first mortgage	245,494	5.64	3,444	72,308	6.90	1,246
Real estate 1-4 family junior lien mortgage	110,128	5.05	1,375	75,263	7.31	1,368
Credit card	23,295	12.10	704	18,776	12.33	579
Other revolving credit and installment	92,820	6.68	1,527	55,910	9.09	1,264

Total consumer	471,737	6.03	7,050	222,257	8.05	4,457
Foreign	32,357	4.36	349	7,394	11.27	207

Total loans (5)	855,591	5.09	10,782	383,919	7.55	7,216
Other	6,140	2.87	43	1,825	4.54	20

Total earning assets	$1,107,442	5.22	14,488	$496,862	7.19	8,906

FUNDING SOURCES
Deposits:
Interest-bearing checking	$80,393	0.15	30	$5,226	1.92	25
Market rate and other savings	313,445	0.54	419	159,865	1.97	784
Savings certificates	170,122	0.92	387	41,915	3.96	413
Other time deposits	25,555	1.97	124	4,763	3.53	42
Deposits in foreign offices	45,896	0.35	39	46,641	2.84	330

Total interest-bearing deposits	635,411	0.64	999	258,410	2.48	1,594
Short-term borrowings	76,068	0.66	123	52,970	3.23	425
Long-term debt	258,957	2.77	1,783	100,686	4.29	1,077
Other liabilities	3,778	3.88	36	—	—	—

Total interest-bearing liabilities	974,214	1.22	2,941	412,066	3.02	3,096
Portion of noninterest-bearing funding sources	133,228	—	—	84,796	—	—

Total funding sources	$1,107,442	1.06	2,941	$496,862	2.50	3,096

Net interest margin and net interest income on a taxable-equivalent basis (6)		4.16%	$11,547		4.69%	$5,810

NONINTEREST-EARNING ASSETS
Cash and due from banks	$20,255			$11,648
Goodwill	23,183			13,161
Other	138,836			53,323

Total noninterest-earning assets	$182,274			$78,132

NONINTEREST-BEARING FUNDING SOURCES
Deposits	$160,308			$84,886
Other liabilities	50,566			30,062
Total equity	104,628			47,980
Noninterest-bearing funding sources used to fund earning assets	(133,228)			(84,796)

Net noninterest-bearing funding sources	$182,274			$78,132

TOTAL ASSETS	$1,289,716			$574,994

(1)	Our average prime rate was 3.25% and 6.22% for the quarters ended March 31, 2009 and 2008, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 1.24% and 3.29% for the same quarters, respectively.

(2)	Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.

(3)	Yields are based on amortized cost balances computed on a settlement date basis.

(4)	Includes certain preferred securities.

(5)	Nonaccrual loans and related income are included in their respective loan categories.

(6)	Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities. The federal statutory tax rate was 35% for the periods presented.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER OPERATING SEGMENT RESULTS (1)

	Quarter ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(income/expense in millions, average balances in billions)	2009	2008	2008	2008	2008

COMMUNITY BANKING
Net interest income	$8,497	$5,296	$5,293	$5,235	$4,718
Provision for credit losses	4,004	6,789	2,202	2,766	1,865
Noninterest income	5,456	2,096	3,209	3,637	3,482
Noninterest expense	7,158	4,320	3,982	4,300	3,905

Income (loss) before income tax expense (benefit)	2,791	(3,717)	2,318	1,806	2,430
Income tax expense (benefit)	890	(1,606)	764	604	897

Net income (loss) before noncontrolling interests	1,901	(2,111)	1,554	1,202	1,533
Less: Net income (loss) from noncontrolling interests	62	(11)	14	18	11

Segment net income (loss)	$1,839	$(2,100)	$1,540	$1,184	$1,522

Average loans	$552.8	$288.9	$287.1	$283.2	$282.7
Average assets	801.3	466.0	452.3	439.9	431.8
Average core deposits	538.0	260.6	252.8	251.1	246.6

WHOLESALE BANKING
Net interest income	$2,367	$1,400	$1,065	$1,025	$1,026
Provision for credit losses	545	414	294	246	161
Noninterest income	2,540	515	631	1,388	1,151
Noninterest expense	2,531	1,251	1,329	1,358	1,344

Income before income tax expense (benefit)	1,831	250	73	809	672
Income tax expense (benefit)	647	31	(30)	235	180

Net income before noncontrolling interests	1,184	219	103	574	492
Less: Net income (loss) from noncontrolling interests	4	4	—	(2)	9

Segment net income	$1,180	$215	$103	$576	$483

Average loans	$271.9	$124.2	$116.3	$107.7	$100.8
Average assets	400.4	163.2	158.1	151.4	140.0
Average core deposits	138.5	81.0	64.4	64.8	68.2

WEALTH, BROKERAGE AND RETIREMENT SERVICES
Net interest income	$737	$251	$223	$199	$154
Provision for credit losses	25	293	3	4	2
Noninterest income	1,902	417	458	481	483
Noninterest expense	2,219	512	498	497	485

Income (loss) before income tax expense (benefit)	395	(137)	180	179	150
Income tax expense (benefit)	158	(52)	68	68	57

Net income (loss) before noncontrolling interests	237	(85)	112	111	93
Less: Net income (loss) from noncontrolling interests	(22)	—	—	—	—

Segment net income (loss)	$259	$(85)	$112	$111	$93

Average loans	$46.7	$16.5	$15.9	$14.8	$13.7
Average assets	104.0	20.0	19.1	17.8	16.7
Average core deposits	102.6	25.6	23.5	22.5	21.0

OTHER (2)
Net interest income	$(225)	$(223)	$(200)	$(181)	$(138)
Provision for credit losses	(16)	948	(4)	(4)	—
Noninterest income	(257)	(275)	(302)	(324)	(313)
Noninterest expense	(90)	(273)	(308)	(310)	(292)

Loss before income tax benefit	(376)	(1,173)	(190)	(191)	(159)
Income tax benefit	(143)	(409)	(72)	(73)	(60)

Net loss before noncontrolling interests	(233)	(764)	(118)	(118)	(99)
Less: Net income from noncontrolling interests	—	—	—	—	—

Other net loss	$(233)	$(764)	$(118)	$(118)	$(99)

Average loans	$(15.8)	$(15.7)	$(15.1)	$(14.2)	$(13.3)
Average assets	(16.0)	(16.0)	(15.3)	(14.4)	(13.5)
Average core deposits	(25.2)	(22.2)	(20.6)	(20.0)	(18.5)

CONSOLIDATED COMPANY
Net interest income	$11,376	$6,724	$6,381	$6,278	$5,760
Provision for credit losses	4,558	8,444	2,495	3,012	2,028
Noninterest income	9,641	2,753	3,996	5,182	4,803
Noninterest expense	11,818	5,810	5,501	5,845	5,442

Income (loss) before income tax expense (benefit)	4,641	(4,777)	2,381	2,603	3,093
Income tax expense (benefit)	1,552	(2,036)	730	834	1,074

Net income (loss) before noncontrolling interests	3,089	(2,741)	1,651	1,769	2,019
Less: Net income (loss) from noncontrolling interests	44	(7)	14	16	20

Wells Fargo net income (loss)	$3,045	$(2,734)	$1,637	$1,753	$1,999

Average loans	$855.6	$413.9	$404.2	$391.5	$383.9
Average assets	1,289.7	633.2	614.2	594.7	575.0
Average core deposits	753.9	345.0	320.1	318.4	317.3

(1)	The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with other similar information for other financial services companies. We define our operating segments by product type and customer segment. As a result of the combination of Wells Fargo and Wachovia, management realigned its segments into the following three lines of business: Community Banking; Wholesale Banking; and Wealth, Brokerage and Retirement Services. We revised prior period information to reflect this realignment; however, segment information for periods prior to the first quarter of 2009 does not include Wachovia information.

(2)	“Other” includes integration expenses and the elimination of items that are included in both Community Banking and Wealth, Brokerage and Retirement Services, largely representing wealth management customers serviced and products sold in the stores. “Other” also includes the $1.2 billion provision for credit losses recorded at the enterprise level in fourth quarter 2008 to conform Wachovia estimated loss emergence coverage periods to Wells Fargo policies.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CONSOLIDATED MORTGAGE SERVICING

	Quarter ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(in millions)	2009	2008	2008	2008	2008

Residential MSRs measured using the fair value method:
Fair value, beginning of quarter	$14,714	$19,184	$19,333	$14,956	$16,763
Purchases	—	—	57	82	52
Acquired from Wachovia (1)	34	479	—	—	—
Servicing from securitizations or asset transfers	1,447	808	851	994	797
Sales	—	—	—	(177)	(92)

Net additions	1,481	1,287	908	899	757

Changes in fair value:
Due to changes in valuation model inputs or assumptions (2)	(2,824)	(5,129)	(546)	4,132	(1,798)
Other changes in fair value (3)	(980)	(628)	(511)	(654)	(766)

Total changes in fair value	(3,804)	(5,757)	(1,057)	3,478	(2,564)

Fair value, end of quarter	$12,391	$14,714	$19,184	$19,333	$14,956

(1)	First quarter 2009 reflects refinements to initial purchase accounting adjustments.

(2)	Principally reflects changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates.

(3)	Represents changes due to collection/realization of expected cash flows over time.

	Quarter ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(in millions)	2009	2008	2008	2008	2008

Amortized MSRs:
Balance, beginning of quarter	$1,446	$433	$442	$455	$466
Purchases	4	3	2	2	3
Acquired from Wachovia (1)	(127)	1,021	—	—	—
Servicing from securitizations or asset transfers	4	7	8	4	5
Amortization	(70)	(18)	(19)	(19)	(19)

Balance, end of quarter (2)	$1,257	$1,446	$433	$442	$455

Fair value of amortized MSRs:
Beginning of quarter	$1,555	$622	$595	$601	$573
End of quarter	1,392	1,555	622	595	601

(1)	First quarter 2009 reflects refinements to initial purchase accounting adjustments.

(2)	There was no valuation allowance recorded for the periods presented.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CONSOLIDATED MORTGAGE SERVICING (CONTINUED)

	Quarter ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(in millions)	2009	2008	2008	2008	2008

Servicing income, net:
Servicing fees (1)	$1,018	$952	$980	$959	$964
Changes in fair value of residential MSRs:
Due to changes in valuation model inputs or assumptions (2)	(2,824)	(5,129)	(546)	4,132	(1,798)
Other changes in fair value (3)	(980)	(628)	(511)	(654)	(766)

Total changes in fair value of residential MSRs	(3,804)	(5,757)	(1,057)	3,478	(2,564)
Amortization	(70)	(18)	(19)	(19)	(19)
Net derivative gains (losses) from economic hedges (4)	3,699	4,783	621	(4,197)	1,892

Total servicing income, net	$843	$(40)	$525	$221	$273

Market-related valuation changes to MSRs, net of hedge results (2) + (4)	$875	$(346)	$75	$(65)	$94

(1)	Includes contractually specified servicing fees, late charges and other ancillary revenues.

(2)	Principally reflects changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates.

(3)	Represents changes due to collection/realization of expected cash flows over time.

(4)	Represents results from free-standing derivatives (economic hedges) used to hedge the risk of changes in fair value of MSRs.

	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(in billions)	2009	2008	2008	2008	2008

Managed servicing portfolio:
Residential mortgage loans serviced for others (1)	$1,379	$1,388	$1,323	$1,305	$1,288
Owned loans serviced (2)	267	268	96	99	102

Total owned residential mortgage servicing portfolio	1,646	1,656	1,419	1,404	1,390
Commercial mortgage loans serviced for others	474	472	142	142	144

Total owned mortgage servicing portfolio	2,120	2,128	1,561	1,546	1,534
Sub-servicing	23	26	19	20	21

Total managed servicing portfolio	$2,143	$2,154	$1,580	$1,566	$1,555

Ratio of MSRs to related loans serviced for others	0.74%	0.87%	1.34%	1.37%	1.08%

Weighted-average note rate (owned servicing only)	5.83%	5.92%	5.98%	6.00%	6.00%

(1)	Consists of 1-4 family first mortgage loans.

(2)	Consists of residential mortgages held for sale and 1-4 family first mortgage loans.

Wells Fargo & Company and Subsidiaries
SELECTED FIVE QUARTER RESIDENTIAL MORTGAGE PRODUCTION DATA

	Quarter ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(in billions)	2009	2008	2008	2008	2008

Application Data:
Wells Fargo Home Mortgage first mortgage quarterly applications	$190	$116	$83	$100	$132
Refinances as a percentage of applications	82%	68%	39%	44%	62%
Wells Fargo Home Mortgage first mortgage unclosed pipeline, at quarter end	$100	$71	$41	$47	$61

	Quarter ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(in billions)	2009	2008	2008	2008	2008

Residential Real Estate Originations: (1)
Quarter:
Wells Fargo Home Mortgage first mortgage loans:
Retail	$51	$20	$23	$31	$34
Correspondent/Wholesale	49	28	25	27	27
Home equity loans and lines	1	1	2	3	3
Wells Fargo Financial	—	1	1	2	2

Total	$101	$50	$51	$63	$66

Year-to-date	$101	$230	$180	$129	$66

(1)	Consists of residential real estate originations from all Wells Fargo channels.

Wells Fargo & Company and Subsidiaries
LOANS SUBJECT TO SOP 03-3
Certain loans acquired from Wachovia have evidence of credit deterioration since origination and it is probable that we will not collect all contractually required principal and interest payments (referred to as “credit impaired” loans). Such loans are accounted for under American Institute of Certified Public Accountants Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (SOP 03-3). SOP 03-3 requires that acquired loans be recorded at fair value at the acquisition date and prohibits carryover of the related allowance for loan losses. The difference between contractually required payments and cash flows expected to be collected is referred to as the nonaccretable difference. The difference between the cash flows expected to be collected and the fair value is referred to as the accretable yield.
Because SOP 03-3 loans have been written down in purchase accounting to an amount estimated to be collectible, such loans are not classified as nonaccrual even though they may be contractually past due. Also, losses on such loans are charged against the discount established in purchase accounting and, as such, are not reported as charge-offs.
As a result of the application of SOP 03-3 to credit-impaired Wachovia loans, certain ratios of the combined company cannot be used to compare a portfolio that includes acquired credit-impaired loans accounted for under SOP 03-3 against one that does not, or to compare ratios across quarters or years. The ratios particularly affected by the accounting under SOP 03-3 include the allowance for loan losses and allowance for credit losses as percentages of loans, of nonaccrual loans and of nonperforming assets; nonaccrual loans and nonperforming assets as a percentage of total loans; and net charge-offs as a percentage of loans.

	March 31, 2009 (1)			December 31, 2008
	SOP 03-3	All other		SOP 03-3	All other
(in millions)	loans	loans	Total	loans	loans	Total

Commercial and commercial real estate:
Commercial	$3,088	$188,623	$191,711	$4,580	$197,889	$202,469
Other real estate mortgage	6,597	98,337	104,934	7,762	95,346	103,108
Real estate construction	4,507	29,405	33,912	4,503	30,173	34,676
Lease financing	—	14,792	14,792	—	15,829	15,829

Total commercial and commercial real estate	14,192	331,157	345,349	16,845	339,237	356,082
Consumer:
Real estate 1-4 family first mortgage	41,520	201,427	242,947	39,214	208,680	247,894
Real estate 1-4 family junior lien mortgage	615	109,133	109,748	728	109,436	110,164
Credit card	—	22,815	22,815	—	23,555	23,555
Other revolving credit and installment	32	91,220	91,252	151	93,102	93,253

Total consumer	42,167	424,595	466,762	40,093	434,773	474,866
Foreign	1,849	29,619	31,468	1,859	32,023	33,882

Total loans	$58,208	$785,371	$843,579	$58,797	$806,033	$864,830

(1)	In the first quarter of 2009, we refined certain of our preliminary purchase accounting adjustments based on additional information as of December 31, 2008. These refinements include a net increase to the nonaccretable difference of $2.8 billion ($2.2 billion of which related to Pick-a-Pay loans), and a net increase to the accretable yield of $1.9 billion ($2.0 billion of which related to Pick-a-Pay loans and reflects changes in the amount and timing of cash flows). The effect on goodwill of these adjustments amounted to a net increase to goodwill of $0.9 billion.

Wells Fargo & Company and Subsidiaries
HOME EQUITY PORTFOLIOS (1)

			% of loans
			two payments
	Outstanding balances		or more past due		Annualized loss rate
	Mar. 31,	Dec. 31,	Mar. 31,	Dec. 31,	Mar. 31,	Dec. 31,
(in millions)	2009	2008	2009	2008	2009	2008

Core portfolio (2)(3)
California	$31,784	$31,544	3.56%	2.95%	3.97%	3.94%
Florida	12,067	11,781	3.73	3.36	2.03	4.39
New Jersey	8,086	7,888	1.58	1.41	0.45	0.78
Virginia	5,653	5,688	1.45	1.50	0.76	1.56
Pennsylvania	5,129	5,043	1.04	1.10	0.29	0.52
Other	56,342	56,415	2.06	1.97	1.59	1.59

Total	119,061	118,359	2.53	2.27	2.09	2.39

Liquidating portfolio
California	3,835	4,008	8.49	6.69	13.98	12.32
Florida	492	513	10.35	8.41	13.33	13.60
Arizona	233	244	8.37	7.40	15.04	13.19
Texas	179	191	1.40	1.27	2.66	1.67
Minnesota	122	127	3.88	3.79	6.92	5.25
Other	5,001	5,226	3.96	3.28	5.29	4.73

Total	9,862	10,309	6.10	4.93	9.27	8.27

Total core and liquidating portfolios	$128,923	$128,668	2.80	2.48	2.65	2.87

(1)	Consists of real estate 1-4 family junior lien mortgages and lines of credit secured by real estate from all groups, including the National Home Equity Group, Wachovia, Wells Fargo Financial and Wealth Management.

(2)	Loss rates for 2008 for the core portfolio in the table above reflect results for Wachovia (not included in the Wells Fargo reported results) and Wells Fargo. For the Wells Fargo core portfolio on a stand-alone basis, outstanding balances and related annualized loss rates were $29,399 million (3.81%) for California, $2,677 million (6.87%) for Florida, $1,925 million (1.29%) for New Jersey, $1,827 million (1.26%) for Virginia, $1,073 million (1.17%) for Pennsylvania, $38,934 million (1.77%) for all other states, and $75,835 million (2.71%) in total.

(3)	Excludes SOP 03-3 loans.

Wells Fargo & Company and Subsidiaries
PICK-A-PAY PORTFOLIO(1)

	SOP 03-3 loans				All other loans
				Ratio
				of carrying
	Outstanding	Current	Carrying	amount to	Outstanding	Current
(in millions)	balance	LTV ratio (2)	amount	current value	balance	LTV ratio (2)

March 31, 2009

California	$42,216	152%	$27,178	99%	$25,979	90%
Florida	6,260	129	4,027	84	5,433	92
New Jersey	1,750	101	1,126	66	3,372	76
Texas	475	76	305	49	2,213	60
Washington	683	93	439	61	1,580	74
Other	10,265	119	6,602	78	14,988	82

Total Pick-a-Pay loans	$61,649		$39,677		$53,565

December 31, 2008

California	$42,650	133%	$25,472	85%	$28,107	86%
Florida	5,992	119	3,439	76	6,099	89
New Jersey	1,809	94	1,246	60	3,545	74
Texas	562	72	385	49	2,231	61
Washington	678	86	493	59	1,662	71
Other	10,255	97	6,580	64	16,056	77

Total Pick-a-Pay loans	$61,946		$37,615		$57,700

(1)	In the first quarter of 2009, we refined certain of our preliminary purchase accounting adjustments based on additional information as of December 31, 2008. For the Pick-a-Pay loans subject to SOP 03-3, these refinements include a net increase to the nonaccretable difference of $2.2 billion, and a net increase to the accretable yield of $2.0 billion, which reflects changes in the amount and timing of cash flows. Approximately $2.7 billion of Pick-a-Pay loans were added to the SOP 03-3 portfolio based on the characteristics of those loans as of December 31, 2008.

(2)	Current loan-to-value (LTV) ratio is based on collateral values and is updated quarterly by an independent vendor. LTV ratio includes outstanding balance on equity lines of credit (included in Home Equity Portfolios table on page 34) that share common collateral and are junior to the above Pick-a-Pay loans.